Exhibit 10.54
FIRST AMENDMENT TO THE PRUDENTIAL SEVERANCE PLAN

(Effective October 10, 2019)

WHEREAS, on October 10, 2019, the Company established the 2019 Voluntary Separation Program (the "VSP") as described in Appendix B of the Prudential Severance Plan (the "Plan").

WHEREAS, the Company also amended and restated the Prudential Severance Plan effective October 10, 2019 for VSP participants only as described in Appendix B of the Plan and effective January 1, 2020, for all other eligible employees under the Plan.

WHEREAS, pursuant to Section 6.2 of the Plan, the SVP or the Company's delegate or delegates may, without approval of the Compensation Committee of the Board, adopt minor amendments to the Plan that are deemed necessary or advisable for purposes of compliance with applicable laws and regulations, relate to administrative practices, or have an insubstantial financial effect on Plan benefits and expenses and that relate to provisions of the Plan on eligibility and Eligible Terminations. Section 2.24 of the Plan defines SVP as the most senior Vice President responsible for corporate Human Resources of the Company (currently, the "EVP").

WHEREAS, the EVP desires to amend the Plan effective October 10, 2019 to (i) remove the 26-week cap on additional discretionary severance pay that the Company, in its sole discretion, may provide to a VSP Participant, as defined under Appendix B of the Plan, if the VSP Participant had a previous termination or terminations of employment with a Participating Company as a result of an outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company in which such VSP Participant did not have an Eligible Termination under the Plan and (ii) provide that the Company, in its sole discretion, may provide to a VSP Participant an additional amount of Severance Pay if the VSP Participant had an Eligible Termination under the Plan, received severance pay under the Plan (including the Prudential Severance Plan for Executives and Prudential Severance Plan for Senior Executives) for a prior period(s) of employment but was later rehired by the Company and repaid to the Company some or all of such severance pay. All other limitations relating to discretionary severance under Appendix B of the Plan remain unchanged.

WHEREAS, the EVP also desires to amend the Plan effective January 1, 2020, to provide to all other eligible employees under the Plan, additional discretionary pay that the Company, in its sole discretion, may provide to such eligible employee, if the eligible employee had a previous termination or terminations of employment with a Participating Company as a result of an outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company in which such eligible employee did not have an Eligible Termination under the Plan.

WHEREAS, the EVP further desires to amend the Plan effective January 1, 2020, to provide to all other eligible employees under the Plan, additional discretionary pay that the Company, in its sole discretion, may provide to such eligible employee, if the eligible employee had an Eligible Termination under the Plan for a prior period(s) of employment, received severance pay under the Plan (including, the Prudential Severance Plan for Executives and the Prudential Severance Plan for Senior Executives) but was later rehired by the Company and repaid to the Company some or all of such severance pay.

WHEREAS, the EVP has determined that the following amendment is within the scope granted to him under the Plan and is necessary to clarify circumstances under which the Company, in its sole discretion, may pay additional severance pay.

Amendments:

1.Effective October 10, 2019, Appendix B of the Plan, paragraph numbered 7, titled "Discretionary Severance" is amended to read as follows:

7. Discretionary Severance. Regardless of the otherwise applicable provisions of the Plan, if a VSP Participant had a previous termination or terminations of employment with a Participating Company as a result of an outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company in which such VSP Participant did not have an Eligible Termination under the Plan, and accordingly did not receive any Severance Pay, then the Company may, in its sole discretion, provide to such VSP Participant, an additional amount of Severance Pay. Furthermore, if a VSP Participant had a prior Eligible Termination(s) as defined in Section 2.13(i), (ii), (iii), (iv), (v) or (vi) under the Plan, and was granted Severance Pay under the Plan (including the Prudential Severance Plan for Executives and Prudential Severance Plan for Senior Executives) in connection with that prior Eligible Termination(s), the Company may, in its sole discretion, provide to that VSP Participant an additional amount of Severance Pay if the VSP Participant returned any amount of Severance Pay for that prior period of employment which occurred before the VSP Participant's Current Appointment Date. The total Severance Pay payable to the VSP Participant, including any additional amount of Severance Pay under this provision, shall not exceed the lesser of either (i) the amount of Severance Pay that would have been payable to the VSP Participant had such amount been determined utilizing Service based on adjusted service date (not Current Appointment Date) as defined in Section 402(e) of The Prudential Traditional Retirement Plan Document, and rounded up to the next full year of service, or (ii) the product of the VSP Participant's Week of Eligible Compensation and 78.

2.Effective January 1, 2020, the introductory paragraph to Section 4.l(ii) of the Plan is amended to read as follows:

(ii) Minimum Amount of Severance Pay. Except as otherwise provided in Section 4.3 of the Plan, if the total amount of Severance Pay determined under Sections 4.l(ii)(A), (B), (C) or (D) of the Plan exceeds the amount of Severance Pay otherwise determined under Section 4. 1 of the Plan, such greater amount shall be payable to the Eligible Employee.

3.Effective January 1, 2020, new paragraphs Sections 4.l(ii)(C) and (D} are added to the Plan as follows:

(C) Additional discretionary amount in certain situations regarding prior corporate transactions. As to each Eligible Employee who has an Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv) or (v), and who had a previous termination or terminations of employment with a Participating Company as a result of an outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company in which such Eligible Employee did not have an Eligible Termination under the Plan, and accordingly did not receive any Severance Pay, the Company may, in its sole discretion, provide to such Eligible Employee, an additional amount of Severance Pay; provided, however, that as to an Eligible Employee who is a grade 04P with a corporate title of Senior Vice President, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, in the event that the Board has reserved this discretion to itself by means of a written resolution, such determination shall be made in the sole discretion of the Board. The total Severance Pay payable to the Eligible Employee, including any additional amount of Severance Pay under this provision, shall not exceed the lesser of either (i) the amount of Severance Pay that would have been payable to the Eligible Employee had such amount been determined utilizing Service based on adjusted service date (not Current Appointment Date) as defined in Section 402(e) of The Prudential Traditional Retirement Plan Document, and rounded up to the next full year of service, or (ii) the product of the Eligible Employee's Week of Eligible Compensation and 78.

(D) Additional discretionary amount for Eligible Employees who repaid prior Severance Pay. As to each Eligible Employee who has an Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv) or (v), and had a prior Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv), (v) or (vi) before January 1, 2020, and was granted Severance Pay under the Plan (including, the Prudential Severance Plan for Executives and the Prudential Severance Plan for Senior Executives) in connection with that prior Eligible Termination, the Company may, in its sole discretion, provide to such Eligible Employee, an additional amount of Severance Pay if the Eligible Employee returned any amount of Severance Pay for a prior period of employment that occurred before the Eligible Employee's Current Appointment Date; provided, however, that as to an Eligible Employee who is a grade 04P with a corporate title of Senior Vice President, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, in the event that the Board has reserved this discretion to itself by means of a written resolution, such determination shall be made in the sole discretion of the Board. The total Severance Pay payable to the Eligible Employee, including any additional amount of Severance Pay under this provision, shall not exceed the lesser of either (a) the amount of Severance Pay that would have been payable to the Eligible Employee had such amount been determined utilizing Service based on adjusted service date (not Current Appointment Date) as defined in Section 402(e) of The Prudential Traditional Retirement Plan Document, and rounded up to the next full year of service, or (b) the product of the Eligible Employee's Week of Eligible Compensation and 78.

Except as altered and amended by this First Amendment, the provisions of the Plan, as amended and restated effective October 10, 2019 for VSP Participants only, subject to the terms and conditions of Appendix B, and effective January 1, 2020, for all other eligible employees under the Plan, are hereby ratified and confirmed.

IN WITNESS WHEREOF, Prudential has caused its name to be signed by its proper officer hereunto duly authorized to evidence the adoption of an amendment to this Plan on this 30th day of October, 2019.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Lucien A. Alziari
Lucien A. Alziari
Executive Vice President
Chief Human Resources Officer